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[   ] 2011

Infinity China 2 Acquisition Corporation
Nemours Chambers
PO Box 3170
Road Town, Tortola
British Virgin Islands

Dear Sirs

Infinity China 2 Acquisition Corporation (the “Company”)

We have acted as counsel as to British Virgin Islands law to the Company in connection with the Company’s registration statement on Form S-1, including all amendments or supplements to such form filed with the Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Act”) (filing number 333-173577) (the “Registration Statement”), related to the offering and sale of (i) up to 4,600,000 units (including up to 600,000 units included in the over-allotment option granted to the Underwriters (as defined below) and each a “Unit” and together the “Units”) with each Unit consisting of one ordinary share of no par value in the Company (each a “Share” and together the “Shares”) and one warrant to purchase one Share (each a “Warrant” and together the “Warrants”) to the underwriters for whom Deutsche Bank Securities Inc. (the “Representative”) is acting as representative (together, the “Underwriters”); (ii) all Shares and Warrants issued as part of the Units; and (iii) all Shares issuable upon exercise of the Warrants included in the Units.  This opinion is given in accordance with the terms of the legal matters section of the Registration Statement.

1	Documents

In preparing this opinion, we have reviewed copies of the following documents:

(a)	the Registration Statement;

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(b)	a draft of the warrant agreement and warrant certificate (the “Warrant Documents” constituting the Warrants); and

(c)	a draft of the Unit certificates (the “Unit Certificates” constituting the Units);

(d)	(i)	the constitutional documents and public records of the Company obtained from the Registry of Corporate Affairs in the British Virgin Islands on [ ] May 2011;

(ii)
the public information revealed from a search of each of the Civil Index Book and the Commercial Book, each from the date of the Company’s incorporation, maintained by the British Virgin Islands’ High Court Registry on [ ] May 2011,

and each of  the searches in (d)(i) and (ii) updated on [  ] 2011, (together, the “Public Records”);

(iii)	a registered agent’s certificate dated [ ] 2011 issued by the Company’s registered agent (the “Registered Agent’s Certificate”); and

(iv)
written resolutions of the directors of the Company containing unanimous resolutions of the directors of the Company dated [  ] 2011 approving, inter alia, the Company’s entry into and authorising the execution of the Documents (the “Directors’ Resolutions”).

For the purposes of this opinion the documents in paragraphs 1(a) to (c) shall be referred to as the “Documents”.

2	Assumptions

This opinion is given only as to the circumstances existing on the date hereof and known to us and as to British Virgin Islands law in force on this date.  We have relied on the Registered Agent’s Certificate without further enquiry and upon the following assumptions, which we have not independently verified:

(a)
all parties to the Documents (other than the Company) have the capacity, power and authority to enter into the Documents to which they are a party and to exercise their rights and perform their obligations under such Documents;

(b)
the Documents have been or, as the case may be, will be duly authorised, executed and delivered by or on behalf of all relevant parties (other than the Company) and are, or will be legal, valid, binding and enforceable against all parties (including the Company) in accordance with their respective terms under the laws of the State of New York and all other relevant laws (other than the laws of the British Virgin Islands);

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(c)
the choice of law specified as being the governing law in each of the Documents has been made in good faith and is regarded as a valid and binding selection which will be upheld by the courts of the State of New York as a matter of the laws of that jurisdiction and all other relevant laws (other than the laws of the British Virgin Islands);

(d)	copies of documents or records provided to us are true copies of the originals which are authentic and complete;

(e)
all signatures and seals on all documents are genuine and authentic and in particular that any signatures on the Documents are the true signatures of the persons authorised to execute the same by the resolutions within the Directors’ Resolutions;

(f)
there is nothing under any law (other than the laws of the British Virgin Islands) which would or might affect the opinions appearing herein and, specifically, we have made no enquiry as to the laws or public policies of the State of New York;

(g)	no director of the Company has a financial interest in or other relationship to a party to the transaction contemplated by the Documents except as expressly disclosed in the Directors’ Resolutions;

(h)
there are no agreements, resolutions, documents or arrangements other than the documents expressly referred to herein as having been examined by us which would materially affect, amend or vary the transactions envisaged in the Documents or restrict the powers and authority of the directors of the Company in any way;

(i)	the accuracy and completeness of the Registered Agent’s Certificate as at the date hereof;

(j)
the Company is not a land owning company for the purposes of section 242 of the BVI Business Companies Act, 2004 (the “BCA”) meaning that neither it nor any of its subsidiaries has an interest in any land in the British Virgin Islands;

(k)
the Company does not carry on any activities (other than as a consequence of performing its obligations under the Documents) which would require it to be licensed under British Virgin Islands financial services legislation;

(l)
the information and documents disclosed by the searches of the Public Records was and is accurate, up-to-date and remains unchanged as at the date hereof and there is no information or document which has been delivered for registration, or which is required by the laws of the British Virgin Islands to be delivered for registration, which was not included and available for inspection in the Public Records; and

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(m)	the Directors’ Resolutions remain in full force and effect;

(n)	the Warrant Documents and Unit Certificates will be duly executed by the Company in the form of the drafts we have examined; and

(o)
in resolving that the Company executes the Documents and exercises its rights and performs its obligations under such Documents each of the directors of the Company is acting in good faith, for a proper purpose and exercising the care, diligence, and skill that a reasonable director would exercise in the same circumstances.

3	Opinion

Based upon the foregoing, and subject to the qualifications expressed below, we are of the opinion that:

(a)
The Company is a company duly incorporated with limited liability under the BCA and validly existing in good standing under the laws of the British Virgin Islands.  It is a separate legal entity and is subject to suit in its own name.

(b)	The Company has the capacity and power to enter into Warrant Documents and the Unit Certificates and to exercise its rights and perform its obligations under the Documents.

(c)
The Shares to be offered and sold by the Company as contemplated by the Registration Statement have been duly authorised for issue and, when issued by the Company against payment in full of the consideration in accordance with the terms set out in the Registration Statement and the terms in the underwriting agreement referred to within the Registration Statement and duly registered in the Company’s register of members, will be validly issued, fully paid and non-assessable.

(d)
The Units and the Shares underlying the Units as contemplated by the Registration Statement have been duly authorised for issue, and when issued by the Company against payment in full of the consideration in accordance with the terms set out in the Registration Statement and duly registered will be validly issued, fully paid and non-assessable.

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(e)
The execution and delivery of the Warrant Documents and the issue and offer of the Units and the issue of the Unit Certificates by the Company has been duly authorised by and on behalf of the Company and, assuming the Warrant Documents and Unit Certificates will be executed and delivered by any Director or authorised officer of the Company, the Warrant Documents and Unit Certificates will be duly executed and delivered on behalf of the Company and constitute or will constitute, as the case may be, the legal, valid and binding obligations of the Company enforceable in accordance with their terms except and insofar as such enforcement may be limited as hereinafter set out.  The term “enforceable” as used above means that the obligations assumed by the Company under the relevant instrument are a type which the courts of the British Virgin Islands enforce.  It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms.  We draw your attention to the following:

(i)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation and other laws of general application relating to or affecting the rights of creditors;

(ii)
enforcement may be limited by general principles of equity (i.e. equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy);

(iii)	claims may become barred under the statutes of limitation or may be or become subject to defences of set-off or counterclaim;

(iv)
it is our view that in the event of proceedings being brought in the British Virgin Islands in respect of a monetary obligation in connection with the Warrant Documents and the Unit Certificates, it is likely to be expressed in the currency in which such claim is made, since the courts have power to grant a monetary judgment expressed otherwise than in the currency of the British Virgin Islands.  With respect to winding up proceedings, British Virgin Islands law may require that all debts and claims are converted into U.S. Dollars (the currency of the British Virgin Islands) at an exchange rate prevailing on the date of the winding up. Currency indemnity provisions have not been tested, so far as we are aware, in the courts of the British Virgin Islands;

(v)
a certification, determination, calculation or designation of any relevant party to the foregoing instruments as to any matter provided therein might be held by the courts of the British Virgin Islands not to be conclusive, final and binding if, for example, it could be shown to have an unreasonable or arbitrary basis or in the event of manifest error;

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(vi)
although there is no statutory enforcement in the British Virgin Islands of judgments obtained in the courts of the State of New York, the courts of the British Virgin Islands will recognise such a foreign judgment and treat it as a cause of action in itself which may be sued upon as a debt at common law so that no retrial of the issues would be necessary provided that the judgement is not in respect of penalties, fines, taxes or similar fiscal or revenue obligations of the Company, is final, is for a liquidated sum, was not obtained in a fraudulent manner, is not of a kind the enforcement of which is contrary to the public policy in the British Virgin Islands, is not contrary to the principles of natural justice and provided that the courts of the State of New York had jurisdiction in the matter and the Company either submitted to such jurisdiction or was resident or carrying on business within such jurisdiction and was duly served with process.  In appropriate circumstances, a British Virgin Islands court may give effect in the British Virgin Islands to other kinds of final foreign judgments such as declaratory orders, orders for performance of contracts and injunctions;

(vii)	a British Virgin Islands court may not necessarily award costs and disbursements in litigation in accordance with contractual provisions;

(viii)
we give no opinion as to the extent to which a British Virgin Islands court would, in the event of any relevant illegality, sever the offending provisions and enforce the remainder of the transaction of which such provisions form a part, notwithstanding any express provisions in this regard;

(ix)	enforcement may be limited or prevented by reason of fraud, misrepresentation, mistake or public policy; and

(x)	enforcement may be limited by the principle of forum non conveniens or analogous principles;

(f)
The execution of the Warrant Documents and the Unit Certificates by the Company and the performance of its obligations under the Warrant Documents and the Unit Certificates do not and will not conflict with or result in any breach of:

(i)	the Memorandum and Articles of Association of the Company; or

(ii)	any law of the British Virgin Islands applicable to the Company.

(g)	There were no actions pending against the Company based on our search of each of the Civil Index Book and the Commercial Book maintained by the British Virgin Islands High Court Registry.

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(h)
On the basis of our searches conducted at the Registry of Corporate Affairs and at the High Court Registry, no currently valid order or resolution for the winding-up of the Company and no current notice of appointment of a receiver in the British Virgin Islands over the Company, or any of its assets, appears on the records maintained in respect of the Company.  It is a requirement under section 118 of the Insolvency Act 2003 that notice of appointment of a receiver be registered with the Registry of Corporate Affairs, however, it should be noted that failure to file a notice of appointment of a receiver does not invalidate the receivership but gives rise to penalties on the part of the receiver.

4	Limitations

We offer no opinion:

(a)	in relation to the laws of any jurisdiction other than the British Virgin Islands (and we have not made any investigation into such laws);

(b)
in relation to any representation or warranty made or given by the Company in the Documents or, save as expressly set out herein, as to whether the Company will be able to perform its obligations under the Documents; or

(c)
as to the commerciality of the transactions envisaged in the Documents or, save as expressly stated in this opinion, whether the Documents and the transaction envisaged therein achieve the commercial, tax, legal, regulatory or other aims of the parties to the Documents.

5	Governing Law and Reliance

(a)
This opinion shall be governed by and construed in accordance with the laws of the British Virgin Islands and is limited to the matters expressly stated herein.  This opinion is confined to and given on the basis of the laws and practice in the British Virgin Islands at the date hereof.

(b)
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the legal matters and taxation sections of the Registration Statement.  In the giving of our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Yours faithfully

Ogier

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